                                                                    Exhibit 10.2

                         AIOI INSURANCE COMPANY LIMITED

                              HILLCOT HOLDINGS LTD

                               CASTLEWOOD (EU) LTD

                              KENMARE HOLDINGS LTD

                                       AND

                              SHINSEI BANK, LIMITED

                                   ----------

                           AGREEMENT FOR THE SALE AND
                  PURCHASE OF AIOI INSURANCE COMPANY OF EUROPE
                                    LIMITED

                                   ----------

                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1.    Interpretation.....................................................     1
2.    Sale And Purchase..................................................     7
3.    Conditions.........................................................     8
4.    Completion.........................................................     9
5.    Warranties.........................................................     9
6.    Pre-Completion Conduct And Post Completion Matters.................    10
7.    Seller's Additional Covenants And Indemnities......................    11
8.    The Buyer's Remedies...............................................    16
9.    Limitations On The Seller's Liability..............................    17
10.   The Buyer's Warranties And Undertakings............................    20
11.   Commutation Of Quota Share Agreements..............................    21
12.   Buyer's Guarantors.................................................    22
13.   Confidential Information...........................................    22
14.   Announcements......................................................    23
15.   Costs..............................................................    23
16.   General............................................................    23
17.   Entire Agreement...................................................    24
18.   Assignment.........................................................    24
19.   Notices............................................................    24
20.   Governing Law And Jurisdiction.....................................    25
21.   Governing Language.................................................    26
22.   Counterparts.......................................................    26

Schedule 1   INFORMATION ABOUT THE COMPANY...............................    27
Schedule 2   COMPLETION REQUIREMENTS.....................................    28
Schedule 3   WARRANTIES..................................................    32
Schedule 4   ACTION PENDING COMPLETION...................................    45
Schedule 5   NON-TRANSFERRING BUSINESS, NON-TRANSFERRING POLICIES,
             NON-TRANSFERRING POLICY RECORDS AND NON-TRANSFERRING
             RECORDS.....................................................    49
Schedule 6   TAX LOSSES*.................................................    51

* A copy of Schedule 6 will be furnished to the Commission upon request.

AGREED FORM DOCUMENTS

1.   Tax Deed

2.   Irrevocable power of attorney in respect of the Shares

3.   Letter of Credit

4.   Loan Note

5.   LoC Supplemental Governance Deed

6.   Security Charge

7.   Deed of Variation to the Transfer Agreement

8.   Commutation Agreement

9. Substitution of capital support arrangement and duration of the Letter of Credit

THIS AGREEMENT is made on 30 December 2005

BETWEEN:

(1) Aioi Insurance Company Limited, a company incorporated in Japan (registered no. FC023165), whose registered office is at 28-1 Ebisu, 1 - chome Shibuya-ku, 150 - 8488, Tokyo, Japan (the "SELLER");

(2) Hillcot Holdings Ltd, a company incorporated in Bermuda (registered no. EC 32870, whose registered office is at Sofia House, 48 Church Street, Hamilton, HM11, Bermuda (the "BUYER");

(3) Castlewood (EU) Ltd, a company incorporated in England and Wales (registered no. 3168082), whose registered office is at St Paul's House, Warwick Lane, London EC4P 4BN ("CASTLEWOOD");

(4) Kenmare Holdings Ltd, a company incorporated in Bermuda (registered no. 30917), whose registered office is at Sofia House, 45 Church Street, Hamilton, Bermuda ("KENMARE"); and

(5) Shinsei Bank, Limited, a company incorporated under the laws of Japan and having its principal place of business at 1-8 Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo, 100-850, Japan (together with Kenmare, the "BUYER'S GUARANTORS").

THE PARTIES AGREE as follows:

1.   INTERPRETATION

1.1  In this Agreement:

     "ACCOUNTS" means the Company's accounts (as that term is used in section 226 of the Act) for the financial year ended on the Last Accounting Date, the auditors' report on those accounts, the directors' report for that year and the notes to those accounts;

     "ACCOUNTS RELIEF" means a Relief, the availability of which has been shown as an asset in the Accounts or has been taken into account in computing (and reducing) a provision for deferred tax which appears in the Accounts or has resulted in no provision for deferred tax being made in the Accounts;

     "ACT" means the Companies Act 1985;

     "ADDENDUM TO THE RUN-OFF SERVICES AGREEMENT" means the addendum to the Run-Off Services Agreement;

     "AIOI MOTOR AND GENERAL" means Aioi Motor and General Insurance Company of Europe Limited, a company incorporated in England and Wales (registered no. 05046406), whose registered office is at 1st Floor, 50 Mark Lane, London EC3R 7QR;

     "ASSESSMENT" means a claim, assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority by which the Company is liable or is sought to be made liable to make a payment to the Tax Authority or to another person (whether or not the payment is primarily payable by the Company and whether or not the

     Company has or may have a right of reimbursement against another person) or is denied or sought to be denied a Relief;

     "ASSOCIATE COMPANY" means Watershed Claims Services Limited, a company incorporated in England and Wales (registered no. 03444444);

     "BUSINESS DAY" means a day other than a Saturday or Sunday or a public holiday in the UK, Bermuda or Japan;

     "BUYER'S GROUP" means the Buyer and any company which is, on the date of this Agreement, a subsidiary of the Buyer;

     "BUYER'S GROUP COMPANY" means a member of the Buyer's Group;

     "BUYER'S SOLICITORS" means Clyde & Co of 51 Eastcheap, London EC3M 1JP (Ref: AH/0407451);

     "CAA" means the Capital Allowances Act 2001;

     "COMMUTATION AGREEMENT" means the agreement, in the agreed form, between the Company and the Seller relating to the commutation of the Quota Share Agreements;

     "COMPANY" means Aioi Insurance Company of Europe Limited, a company incorporated in England and Wales (registered number 1272965), whose registered office is at 1st Floor, 50 Mark Lane, London EC3R 7QR, more details of which appear in Schedule 1;

     "COMPLETION" means completion of the sale and purchase of the Shares in accordance with this Agreement;

     "COMPLETION DATE" means the later of 27 March 2006 and the date which is five Business Days after the date (not being later than 31 March 2006) on which the last of the Conditions to be satisfied or waived is satisfied or waived;

     "CONDITION" means a condition set out in Clause 3.1 and "CONDITIONS" means all of those conditions;

     "CONFIDENTIAL INFORMATION" means all information which is used in or otherwise relates to the Company's business, customers or financial or other affairs including, without limitation, information relating to:

     (a) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

     (b) future projects, business development or planning, commercial relationships and negotiations; or

     (c)  the Non-Transferring Business,
     but does not include information which is made public by, or with the consent of, the Buyer;

     "CONSIDERATION" means the purchase price of the Shares as stated in Clause 2.2;

     "COURT" means the High Court of Justice of England and Wales;

     "DEED OF VARIATION TO THE TRANSFER AGREEMENT" means the deed between the Company, Aioi Motor and General and Castlewood in the agreed form;

     "DISCLOSURE LETTER" means the letter from the Seller to the Buyer in relation to the Warranties having the same date as this Agreement the receipt of which has been acknowledged by the Buyer;

     "EFFECTIVE DATE" means the date on which the Scheme becomes operative in accordance with its terms;

     "EMPLOYEES" means all person employed by the Company immediately prior to Completion;

     "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

     "EVENT" means an event, act, transaction or omission, including, without limitation, a receipt or accrual of income, profit or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

     "EXCLUDED POLICIES REINSURANCE AGREEMENT" means the agreement between the Company and Aioi Motor and General defined in the Scheme as the Reinsurance Agreement relating to the reinsurance of Excluded Policies (as defined in the Scheme);

     "FSA" means the UK Financial Services Authority;

     "FSMA" means the Financial Services and Markets Act 2000;

     "ICTA" means the Income and Corporation Taxes Act 1988;

     "INTELLECTUAL PROPERTY" means:

     (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trade marks, service marks and design rights, copyrights, database rights, rights in software, know-how, confidential information, data, designs and inventions;

     (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

     (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

     (d) the right to sue for past infringements of any of the foregoing rights;

     "INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property owned, used or required to be used by the Company;

     "LAST ACCOUNTING DATE" means 31 December 2004;

     "LETTER OF CREDIT" means the letter of credit in the agreed form;

     "LOAN NOTE" means the L12,000,000 loan note issued by the Buyer to the Seller in the agreed form;

     "LOC SUPPLEMENTAL GOVERNANCE DEED" means the deed of that name between the Seller, Castlewood and the Buyer in the agreed form;

     "LOCAL LEGISLATION" means national measures by way of legislation implementing into national law the obligations of France, Germany, Belgium and Netherlands under Council Directive 77/187/EEC as amended by Council Directives 98/50/EC and 2001/23/EC;

     "MANAGEMENT ACCOUNTS" means the unaudited profit and loss account of the Company in respect of the period starting on the day after the Last Accounting Date for each period ending 31 March 2005, 30 June 2005 and 30 September 2005 and the unaudited balance sheet of the Company for the same periods;

     "NCIS" means Netherlands Construction Insurance Services Limited a company incorporated in England and Wales (registered no: 3296705), whose registered office is at 18 Mansell Street, London, E1 8AA and any company which is on or at any time after the date of this Agreement a subsidiary of NCIS, a holding company of NCIS or a subsidiary of such holding company;

     "NON-TRANSFERRING BUSINESS" shall have the meaning set out in the Scheme;

     "NON-TRANSFERRING POLICIES" shall have the meaning set out in the Scheme;

     "NON-TRANSFERRING POLICY RECORDS" means the books and records of the Company referable to the Non-Transferring Business in the Company's possession or under its control as at the Completion Date including (but not limited to) any books and records relating to:

     (a)  underwriting with respect to the Non-Transferring Business; and

     (b)  outstanding claims in respect of the Non-Transferring Business;

     "ORDER" means an order made by the Court pursuant to Part VII of FSMA sanctioning the Scheme and any order made by the Court which is ancillary thereto;

     "PROPERTY" means freehold, leasehold or other immovable property in any part of the world;

     "QUOTA SHARE AGREEMENTS" means the quota share agreements between the Company and the Seller identified in the Commutation Agreement;

     "REINSURANCE AGREEMENTS" means the reinsurance agreements entered into by the Company in relation to or in connection with the Non-Transferring Business;

     "RELEVANT CLAIM" means (i) a Warranty Claim; (ii) a claim by the Buyer under the Tax Deed; or (iii) for the purposes of the limitations set out in Clauses 9.2, 9.3.3 and 9.8 only, a claim under Clauses 7.1 to 7.9;

     "RELIEF" means any loss, relief, allowance, exemption, set off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;

     "RUN-OFF SERVICES AGREEMENT" means the Run-Off Services Agreement dated 6 May 2005 between the Company and Castlewood;

     "SCHEME" means the scheme under Part VII of FSMA for the transfer of the Transferring Business from the Company to Aioi Motor and General before the High Court of Justice, Chancery Division, Companies Court under case number 6185 of 2005;

     "SECURITY CHARGE" means the Security Over Shares Agreement between the Buyer and the Seller as security for the Loan Note in the agreed form;

     "SELLER'S GROUP" means the Seller and any company which is, on or at any time after the date of this Agreement, a subsidiary of the Seller;

     "SELLER'S GROUP COMPANY" means a member of the Seller's Group;

     "SELLER'S SOLICITORS" means Clifford Chance Limited Liability Partnership of 10 Upper Bank Street, London E14 5JJ;

     "SHARES" means the 156,000,000 fully-paid ordinary shares of L1 each of the Company comprising the whole of the allotted and issued share capital of the Company;

     "SUBSIDIARY UNDERTAKING" means Toyota Insurance Management Limited, a company incorporated in England and Wales (registered no. 3787854);

     "SUBSTITUTION OF CAPITAL SUPPORT ARRANGEMENT AND DURATION OF THE LETTER OF CREDIT" means the deed between the Seller, Castlewood and the Buyer in the agreed form;

     "SURRENDER OF GROUP RELIEF" means a surrender of relief for trading losses or other amounts eligible of surrender under Chapter IV of Part X of the Taxes Act;

     "SURRENDER OF TAX REFUND" means a surrender of tax refund under section 102 of the Finance Act 1989;

     "SUPPLEMENTAL AGREEMENT" means the Supplemental Reinsurance Governance Agreement between Aioi Motor and General and the Company as contemplated in the Scheme;

     "TAX" or "TAXATION" has the meaning given in the Tax Deed;

     "TAX AUTHORITY" has the meaning given in the Tax Deed;

     "TAX CLAIM" means a claim under the Tax Deed or a claim for breach of the tax warranties set out in paragraph 6 of Schedule 3;

     "TAX DEED" means the tax deed in the agreed form between the Buyer and the Seller;

     "TAXES ACT" means the Income and Corporation Taxes Act 1988;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "TRANSACTION" means the sale of the Shares to the Buyer as contemplated by the terms of this Agreement;

     "TRANSACTION DOCUMENTS" means this Agreement, the Letter of Credit, the Loan Note, the LoC Supplemental Governance Deed and the Tax Deed;

     "TRANSFER" means the transfer of the Transferring Business from the Company to Aioi Motor and General pursuant to the Transfer Agreement and the Scheme;

     "TRANSFER AGREEMENT" means the agreement dated 12 September 2005 entered into between the Company and Aioi Motor and General relating to the Transfer;

     "TRANSFERRING BUSINESS" shall have the meaning set out in the Scheme;

     "TRANSFERRING POLICIES" shall have the meaning set out in the Scheme;

     "TUPE" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

     "VAT" means value added tax as imposed by the VATA and, in a jurisdiction outside the United Kingdom, any equivalent taxation;

     "VATA" means, in the UK, the Value Added Tax Act 1994 and, in a jurisdiction outside the UK, any equivalent legislation;

     "WARRANTY" means a statement contained in Schedule 3 and "WARRANTIES" means all those statements; and

     "WARRANTY CLAIM" means a claim by the Buyer under or pursuant to the provisions of Clause 5.1 or Clause 5.2.

1.2  In this Agreement, a reference to:

     1.2.1 a "SUBSIDIARY UNDERTAKING" or "PARENT UNDERTAKING" is to be construed in accordance with section 258 of the Act and to a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with section 736 of the Act;

     1.2.2 liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

     1.2.3 a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

     1.2.4 a document in the "AGREED FORM" is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

     1.2.5 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

     1.2.6 a "PERSON" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

     1.2.7 a person includes a reference to that person's legal personal representatives, successors and permitted assigns;

     1.2.8 a "PARTY" includes a reference to that party's successors and permitted assigns;

     1.2.9 a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a Clause or paragraph of, or Schedule to, this Agreement;

     1.2.10 any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

     1.2.11 times of the day are to London time.

1.3  The headings in this Agreement do not affect its interpretation.

1.4 A reference in Schedule 3 to the Seller's knowledge, information or belief is deemed to include knowledge, information and belief which the Seller would have if the Seller had made all reasonable enquiries of Nigel Howard-Jones, Yuichi Ito, Masanobu Kobayashi, Mark Vallely and Michitoki Yokoi.

1.5 Castlewood is only a party to this Agreement in order to take the benefit of the covenants and indemnities from the Seller as set out in Clause 7.

2.   SALE AND PURCHASE

2.1 The Seller agrees to sell with full title guarantee and the Buyer agrees to buy the Shares and each right attaching to the Shares at or after the date of this Agreement, free of any Encumbrance.

2.2  The purchase price of the Shares is L62,000,000.

2.3 At Completion the Buyer shall pay to the Seller L50,000,000 in cash on account of the Consideration payable under Clause 2.2 and shall deliver to the Seller the Loan Note and the Security Charge duly executed by the Buyer.

2.4 The Seller waives all rights of pre-emption and other restrictions on transfer over the Shares conferred on it and shall procure that all such rights conferred on any other person are waived no later than Completion so as to permit the sale and purchase of the Shares.

3.   CONDITIONS

3.1 Completion is conditional on the following Conditions being satisfied on or before 12.00 pm on the Completion Date:

     3.1.1 the Buyer having received a notice of approval from the FSA of all persons who will acquire control of the Company on Completion in accordance with section 184 of FSMA in terms reasonably satisfactory to the Buyer or, in the absence of such notification, the period during which the FSA may serve a notice of objection pursuant to section 183 of FSMA in relation to the Buyer and such other relevant persons having elapsed without the FSA having served notice of objection on the Buyer;

     3.1.2 the Court having granted the Order and any conditions to the Order having been satisfied;

     3.1.3 the Buyer having received a notice in writing from the FSA that it does not object to the proposed reduction of the share capital of the Company in an amount not exceeding L40,000,000 following Completion; and

     3.1.4 the Buyer having received a notice in writing from the FSA that it does not object to the agreed form Substitution of capital support arrangement and duration of the Letter of Credit.

3.2 The Buyer shall use all reasonable efforts to achieve satisfaction of the Condition set out in Clause 3.1.1, Clause 3.1.3 and Clause 3.1.4 as soon as possible before 27 March 2006. If, despite such reasonable efforts, the Condition has not been satisfied by that date then the Buyer shall use all reasonable efforts to achieve satisfaction of that Condition as soon as practicable after that date and in any event not later than 12.00 pm on 31 March 2006.

3.3 The Seller shall use all reasonable efforts to achieve satisfaction of the Condition set out in Clause 3.1.2 and Clause 3.1.4 as soon as possible before 27 March 2006. If, despite such reasonable efforts, the Condition has not been satisfied by that date then the Seller shall use all reasonable efforts to achieve satisfaction of that Condition as soon as practicable after that date and in any event not later than 12.00 pm on 31 March 2006.

3.4 If, at any time, the Seller or the Buyer becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall promptly inform the other party.

3.5 If a Condition has not been satisfied by 12.00pm on 31 March 2006 this Agreement shall automatically terminate with immediate effect.

3.6 Each party's further rights and obligations cease immediately on termination in accordance with Clause 3.5, but termination does not affect a party's accrued rights and obligations at the date of termination.

4.   COMPLETION

4.1 Completion shall take place at the offices of the Seller's Solicitors on the Completion Date.

4.2 At Completion the Seller and the Buyer shall do all those things respectively required of them in Schedule 2 and the Buyer shall pay or procure the payment of the amount stated in Clause 2.2 to an account notified by the Seller to the Buyer in writing prior to Completion.

4.3  The Buyer is not obliged to complete this Agreement unless:

     4.3.1 the Seller complies with all its obligations under Clause 4 and
          Schedule 2; and

     4.3.2 the purchase of all the Shares is completed simultaneously.

4.4 If Completion does not take place on the Completion Date because the Seller fails to comply with any of its obligations under Clause 4 and Schedule 2, the Buyer may by notice to the Seller:

     4.4.1 proceed to Completion to the extent reasonably practicable (but if the Buyer exercises its right pursuant to this Clause 4.4.1, completion of the purchase of some of the Shares does not affect the Buyer's rights in connection with the others);

     4.4.2 postpone Completion to a date not more than 28 Business Days after the Completion Date; or

     4.4.3 terminate this Agreement.

4.5 If the Buyer postpones Completion to another date in accordance with Clause 4.4.2, the provisions of this Agreement apply as if that other date is the Completion Date.

4.6 If the Buyer terminates this Agreement pursuant to Clause 4.4.3, each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations as at the date of termination.

5.   WARRANTIES

5.1 The Seller warrants to the Buyer that each Warranty (save for the Warranties set out in paragraphs 8 and 9 of Schedule 3) is true, accurate and not misleading at the date of this Agreement. Immediately before Completion, the Seller warrants to the Buyer that each Warranty (save for the Warranties set out in paragraphs 4, 7.5, 7.8 and 19.2 of Schedule 3) is true, accurate and not misleading (and for this purpose only, where there is an express or implied reference in a Warranty to "THE DATE OF THIS AGREEMENT" that reference is also to be construed as a reference to Completion).

5.2 The Seller acknowledges that the Buyer is entering into this Agreement in reliance on each Warranty, which is also given as a representation and with the intention of inducing the Buyer to enter into this Agreement.

5.3 The Warranties are qualified by the facts and circumstances fully, fairly, specifically and accurately disclosed in the Disclosure Letter. No other knowledge relating to the Company (actual, constructive or imputed) prevents or limits a claim made by the Buyer for breach of Clause 5.1.

5.4 Reference to any facts and circumstances being disclosed shall be deemed to be a reference to them being fully, fairly, specifically and accurately disclosed in the Disclosure Letter in such a manner that:

     5.4.1 in the context of the disclosures contained in the Disclosure Letter:

          (a) the significance of the information disclosed and its relevance to a particular Warranty ought reasonably to be appreciated by the Buyer, taking into account the paragraphs or subject matters in relation to which the information was disclosed;

          (b) there is not omitted from the information disclosed any information which would have the effect of rendering the information so disclosed misleading in any respect; and

     5.4.2 in the context of any document treated as disclosed by the Disclosure Letter, the matter disclosed is reasonably apparent from the terms of the documents,

     and nothing disclosed by the Seller to the Buyer other than in the Disclosure Letter and in accordance with the provisions of this Clause 5.4 shall constitute disclosure for the purposes of this Agreement.

5.5 The Seller undertakes not to make any claim against the Company or a director, officer or employee of the Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by the Company or a director, officer or employee of the Company for the purpose of assisting the Seller to make a representation, give a Warranty or prepare the Disclosure Letter.

5.6 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

6.   PRE-COMPLETION CONDUCT AND POST COMPLETION MATTERS

6.1 On the date of this Agreement, the Seller shall deliver to the Buyer the Addendum to the Run-Off Services Agreement duly executed by the Company.

6.2 After the date of this Agreement, the Seller shall procure that the Company requires the Company's auditors to provide such information and services to the Buyer and/or Castlewood as they may require, subject to the Buyer and/or Castlewood (as applicable) complying with the Company's reasonable confidentiality requirements in relation to the disclosed information.


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

6.3  Between the execution of this Agreement and Completion the Seller shall:

     6.3.1 ensure that the Company complies with Schedule 4; and

     6.3.2 notify the Buyer within two Business Days if it becomes aware of a fact or circumstance which constitutes or which would or is likely to constitute a material or repudiatory breach of Clause 5.1 or might cause a Warranty to be untrue.

6.4 The Company's Corporation Tax Return for the twelve-month period ending 31 December 2006 to be filed with HM Revenue and Customs by 31 December 2007 shall deal with the allocation of tax losses between the Transferring Business and the Non-Transferring Business. The method of allocation of these tax losses shall be on a basis that is substantially consistent with the figures set out in Schedule 6 (which deal with the allocation of tax losses up to and including the year ended 31 December 2003) and the Company's Corporation Tax Return shall be completed by including the allocation of the 2004, 2005 and 2006 tax year profits and losses as they become available. It is recognised by the parties that it is not within the power or control of the parties to procure the agreement of HM Revenue and Customs that tax losses will be allocated as aforesaid. In the event that HM Revenue and Customs do not agree the aforesaid allocation, the parties agree to be bound by such decision and the parties shall have no other remedy under this Agreement or at law.

7.   SELLER'S ADDITIONAL COVENANTS AND INDEMNITIES

7.1 The Seller and the Buyer believe that the termination of the agreement with Axiom Consulting Limited ("AXIOM") dated 4 October 2001 (the "SLA"), the termination of agreements between the Company and NCIS and the entering into of the Run Off Services Agreement should not give rise to a relevant transfer of an undertaking or part of an undertaking for the purposes of TUPE and/or Local Legislation as between Axiom, NCIS, the Company and/or Castlewood however the Seller has agreed to provide the following covenants and indemnities to address any such risk.

7.2 The Seller and the Buyer further acknowledge that the Company has the benefit of an indemnity from Axiom set out in "Addendum Number Two" to the SLA (the "AXIOM INDEMNITY"). The Buyer shall procure that the Company shall first seek indemnification for any liabilities, expenses or costs (including all legal costs) covered by the subject matter of the Axiom Indemnity from Axiom. The Company shall not be obliged to issue legal proceedings against Axiom in pursuit of such indemnity. If the Company shall not have been indemnified by Axiom within two months of its requesting indemnification from Axiom, the Company shall then be entitled to seek indemnification from the Seller under Clauses 7.3, 7.4 or 7.5. The Seller acknowledges that the obligation to rely on the Axiom Indemnity set out in this Clause 7.2 does not apply to the Buyer or Castlewood.

7.3 The Seller shall procure the discharge of all the Company's obligations in respect of the Employees and any other persons engaged by the Company up to and including Completion including, without limitation, all contractual and non contractual rights under the contracts of employment, discharge of statutory or other redundancy payment and the Company's obligations under section 188 and section 188A of the Trade Union and Labour Relations (Consolidations) Act 1992 and under regulations 10 and 10A of TUPE up to Completion and the Seller shall discharge and indemnify and keep fully and effectively indemnified (including all legal costs) upon demand the Buyer, the Company and Castlewood against all liability:

     7.3.1 arising from the Company or the Seller's failure to do so;

     7.3.2 to an Employee or other person engaged or formerly engaged by the Company which arises out of any act or omission by the Seller, the Company and any Seller's Group Company or its or their employees, officers or shareholders occurring before Completion;

     7.3.3 arising from or in connection with the contract of employment and termination of employment of any person who is determined by a Court or Tribunal of competent jurisdiction to be an Employee and remains employed by the Company at Completion (an "UNDISCLOSED EMPLOYEE") provided that the Buyer procures that the Company shall within 7 days of such determination of the Court or Tribunal of competent jurisdiction, terminate the Undisclosed Employee's employment; and

     7.3.4 in respect of any claim, demand, penalty or interest relating to a failure to deduct the appropriate Taxation in respect of any payment made or agreed to be made to any Employee prior to Completion or in respect of an Undisclosed Employee at any time.

7.4 The Seller shall indemnify and keep fully and effectively indemnified upon demand the Buyer, the Company and Castlewood against all liabilities, expenses or costs (including all legal costs) which arise out of or in connection with:

     7.4.1 any act or omission by the Seller, the Company, any Seller's Group Company, Axiom or NCIS, or any other event or occurrence prior to Completion (or where such act or omission occurs prior to Completion but gives rise to liability on the part of the Buyer, the Company or Castlewood after Completion) in respect of any other person engaged by the Company, the employees of Axiom or NCIS;

     7.4.2 any act or omission by the Seller, the Company, any Seller's Group Company, Axiom or NCIS in relation to the Employees, any other persons engaged by the Company or the employees of Axiom or NCIS and which is deemed to be an act or omission of the Buyer, the Company or Castlewood; and

     7.4.3 any claim made by or in respect of any person employed or formerly employed by the Seller, the Company, and Seller's Group Company, Axiom or NCIS claiming that the Buyer, the Company or Castlewood is liable.

7.5 If any contract of employment relating to a person employed or formerly employed by the Seller, the Company, any Seller's Group Company, Axiom or NCIS is found or is alleged to have effect as if originally made between the Buyer, the Company or Castlewood and that employee as a result of the sale and purchase of the Company, the termination of the SLA, the Company terminating an agreement with NCIS and/or as a result of the Company entering into the Run Off Services Agreement:

     7.5.1 the Buyer and/or the Company and/or Castlewood (as the case may be) may (without prejudice to any other rights or remedies available to it) upon becoming aware of that effect, terminate the contract; and

     7.5.2 the Seller shall indemnify and keep fully and effectively indemnified upon demand the Buyer, the Company and Castlewood against any liabilities, expenses or costs (including all legal costs) sustained or incurred by the Buyer, the Company and/or Castlewood by reason of or on account of such termination and any sums payable under the contract of employment following Completion.

7.6 The indemnities contained in Clauses 7.3 to 7.5 inclusive in respect of employees or former employees of Axiom, shall only be effective for an indemnity claim where such indemnity claim or facts or matters which would or might give rise to such an indemnity claim are notified to the Seller in accordance with Clause 19 up to and including 11 February 2006.

7.7 The Seller shall ensure that immediately prior to Completion, the Non-Transferring Business, the Non-Transferring Policies, the Non-Transferring Policy Records and the Non-Transferring Records are the only assets and liabilities of the Company. The Seller shall indemnify and keep fully and effectively indemnified the Buyer and the Company against all liabilities, expenses or costs (including all legal costs) suffered or incurred by either of them:

     7.7.1 as a result of any breach of this Clause 7.7; or

     7.7.2 arising from or in connection with the transfer of the property referred to in paragraph 1.1.18 of Schedule 2; or

     7.7.3 arising from or in connection with the proceedings brought by Mr Hilder in the Munich labour court (Germany) for alleged unfair dismissal against the German branch of the Company, which were settled on 26 March 2003; or

     7.7.4 arising from or in connection with the occupational pension and accident insurance arrangement which also provides disability, health care and life assurance cover to employees of the Company in Germany; or

     7.7.5 arising from or in connection with the state pension plan which employees of the Company in France currently contribute to; or

     7.7.6 arising from or in connection with the Transferring Business, the Transfer Agreement, the Supplemental Agreement, the Reinsurance Agreements, the Excluded Policies Reinsurance Agreement, the Scheme and the Order, except as specifically contemplated by the Transfer Agreement, the Supplemental Agreement, the Reinsurance Agreements, the Excluded Policies Reinsurance Agreement, the Scheme or the Order, subject always to Clause 7.9.

7.8 The Seller shall indemnify and keep fully and effectively indemnified the Buyer and the Company against all liabilities, expenses or costs (including legal costs) suffered or incurred by either of them as a result of:

     7.8.1 a claim by Aioi Motor and General under the Transfer Agreement;

     7.8.2 transfer or sale (as the case may be) of the Company's entire shareholding in the Subsidiary Undertaking and the Associate Company; and

     7.8.3 any failure by Aioi Motor and General to make payment to the Company in accordance with the terms of the Excluded Policies Reinsurance Agreement, the Supplemental Agreement, the Scheme and the Deed of Variation to the Transfer Agreement.

7.9 Notwithstanding anything contained to the contrary in the Transfer Agreement, the Supplemental Agreement, the Reinsurance Agreements, the Excluded Policies Reinsurance Agreement, the Order or the Scheme, the Seller shall indemnify and keep fully and effectively indemnified the Buyer and the Company against all professional fees (including without limitation solicitors, counsel, experts, advertising costs and auditors) paid or incurred by the Company in relation to those documents, the Order and the Scheme.

7.10 The Seller shall procure that Aioi Motor and General and the Buyer shall procure that the Company:

     7.10.1 present claims to reinsurers in accordance with the terms of the Supplemental Agreement; and

     7.10.2 continue to present claims to reinsurers consistently with its policy in presenting claims in the three year period immediately prior to the date of this Agreement.

7.11 The Seller irrevocably and unconditionally guarantees to the Buyer and the Company the due and punctual performance of the obligation (if any) of Aioi Motor and General to pay to the Company the Losses (as defined in the Transfer Agreement) payable under paragraph 2.2 of Part B of Schedule 1 of the Transfer Agreement.

7.12 If the Buyer becomes aware of a matter which constitutes or which would or might give rise to a claim under this Clause 7 (a "SPECIFIED CLAIM"):

     7.12.1 the Buyer shall immediately give notice to the Seller of the matter and shall consult with the Seller with respect to the matter;

     7.12.2 the Buyer shall, and shall ensure that each Buyer's Group Company will, provide to the Seller and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within the power or control of each Buyer's Group Company for the purposes of investigating the matter and enabling the Seller to take the action referred to in Clause 7.12.4(a);

     7.12.3 the Seller (at its cost) may take copies of the documents or records, and photograph the premises or assets, referred to in Clause 7.12.2;

     7.12.4 the Buyer shall, and shall ensure that each Buyer's Group Company will:

          (a) take any action, institute any proceedings and/or give any information and assistance as the Seller may request to:

               (i) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

               (ii) enforce against a person (other than a Seller's Group
                    Company) the rights of a Buyer's Group Company in relation to the matter; and

          (b) in connection with proceedings related to the matter (other than against a Seller's Group Company), use advisers nominated by the Seller and, if the Seller requests, allow the Seller the sole conduct of the proceedings, and in each case on the basis that the Seller shall indemnify the Buyer for the costs incurred by any Buyer's Group Company as a result of a request or nomination by the Seller;

     7.12.5 neither the Buyer nor the Buyer's Guarantors shall, and the Buyer shall ensure that no Buyer's Group Company will, admit liability in respect of, or compromise or settle the matter without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed); and

     7.12.6 the Buyer shall take all reasonable action to mitigate any loss suffered by it or any Buyer's Group Company in respect of a matter giving rise to a Specified Claim.

7.13 If the Seller pays to the Buyer an amount in respect of a Specified Claim (to the extent that the Specified Claim has been fully discharged as a result of such payment) and a Buyer's Group Company subsequently recovers from another person an amount which is referable to the matter giving rise to the Specified Claim:

     7.13.1 if the amount paid by the Seller in respect of the Specified Claim is more than the Sum Recovered, the Buyer shall immediately pay to the Seller the Sum Recovered; and

     7.13.2 if the amount paid by the Seller in respect of the Specified Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller.

7.14 For the purposes of Clause 7.13, "SUM RECOVERED" means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less any Tax computed by reference to the amount recovered from the person payable by a Buyer's Group Company and less all costs incurred or which will be incurred by a Buyer's Group Company in recovering the amount from the person.

7.15 Any amount payable by the Seller pursuant to this Clause 7 shall be:

     7.15.1 made by the Seller within ten Business Days of written demand by the Buyer; and

     7.15.2 paid by way of repayment of and adjustment to the consideration payable in accordance with Clause 2.2 to the extent of the amount so payable.

7.16 All sums payable by the Seller to the Buyer under this Clause 7 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

7.17 If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in Clause 7.16, the sum due from the Seller shall be increased to the extent necessary to ensure that, after the making of any deductions or withholdings, the Buyer receives a sum equal to the sum it would have received had no deductions or withholdings been made.

7.18 If any sum payable by the Seller to the Buyer under this Clause 7 shall be subject to a liability to Tax in the hands of the Buyer, the Seller shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

8.   THE BUYER'S REMEDIES

8.1 If, at any time before Completion, the Buyer becomes aware that the Seller is in breach of any provision of this Agreement, and such breach will have a Material Adverse Effect on the Company, the Buyer may by notice in writing to the Seller elect to proceed to Completion or terminate this Agreement.

8.2 For the purpose of this Clause 8 "MATERIAL ADVERSE EFFECT" means any or all of the following:

     8.2.1 having a cost to remedy or involving a liability in excess of L5,000,000; or

     8.2.2 having the effect of reducing or extinguishing the Reserves of the Company by more than L5,000,000.

8.3 For the purpose of this Clause 8.3 "RESERVES" means all provisions required to be held by the Company to meet underwriting liabilities under the Integrated Prudential Sourcebook for Insurers of the FSA in respect of the Non-Transferring Business as at the date of this Agreement, including (without limitation) unearned premium reserves, unexpired risk reserves, outstanding claims (both notified and incurred but not reported), claims expenses reserves, and funds and equalisation reserves.

8.4 For the purpose of determining whether the event, matter or circumstances has or may have a Material Adverse Effect, the Buyer shall not be required to take into account the existence or otherwise of any insurance against the whole or any part of the loss or damage resulting from the event, matter or circumstances.

8.5  If the Buyer terminates this Agreement pursuant to Clause 8.1:

     8.5.1 the Seller shall indemnify the Buyer against all its reasonable costs relating to the negotiation, preparation, execution or termination of this Agreement and the satisfaction of any Conditions, but excluding any and all costs relating to management time of the Buyer, a Buyer's Group Company and their respective employees; and

     8.5.2 each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

8.6  If, following Completion, the Buyer becomes aware:

     8.6.1 of a fact or circumstance which gives rise to a Relevant Claim;

     8.6.2 that there has been a breach of any other provision of this Agreement; or

     8.6.3 that the Buyer has a claim against the Seller under any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment given by or on behalf of the Seller in connection with this Agreement, the Buyer shall not be entitled to rescind this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages in respect of such matter and, accordingly, the Buyer waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

9.   LIMITATIONS ON THE SELLER'S LIABILITY

9.1  The Seller is not liable in respect of a Warranty Claim:

     9.1.1 unless the amount that would otherwise be recoverable from the Seller (but for this Clause 9.1) in respect of that Warranty Claim exceeds L50,000; and

     9.1.2 unless and until the amount that would otherwise be recoverable from the Seller (but for this Clause 9.1) in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims, exceeds L250,000 and in the event that the aggregated amounts exceed L250,000 the Seller shall be liable in respect of the total aggregated amounts (subject to Clause 9.2) and not the excess only.

9.2 The Seller's total liability in respect of all Relevant Claims is limited to the total of L62,000,000.

9.3  The Seller is not liable for a Relevant Claim in respect of:

     9.3.1 a Warranty contained in paragraph 6 of Schedule 3 or a claim under the Tax Deed unless the Buyer has notified the Seller of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim on or before 31st July 2012;

     9.3.2 any other Warranty unless the Buyer has notified the Seller of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and, if practicable, the amount claimed on or before the second anniversary of the Completion Date; and

     9.3.3 a claim under Clauses 7.1 to 7.9 unless the Buyer has notified the Seller of such claim and, if practicable, the amount claimed on or before the fifth anniversary of the Completion Date.

9.4 The Seller is not liable in respect of a Warranty Claim (other than a Tax Claim):

     9.4.1 to the extent that the matter giving rise to the Warranty Claim would not have arisen but for:

          (a) an Event after Completion by a Buyer's Group Company or a director, employee or agent of a Buyer's Group Company; or

          (b) the passing of, or a change in, after the date of this Agreement a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at Completion;

     9.4.2 to the extent that the matter giving rise to the Warranty Claim arises from an Event before or after Completion at the written request or written direction of, or with the written acquiescence or written consent of, a Buyer's Group Company (which for this Clause 9.4.2 includes the Company only after Completion);

     9.4.3 except as specifically contemplated in this Agreement, to the extent that the matter giving rise to the Warranty Claim is an amount for which the Company has a right of recovery against, or an indemnity from, a person other than a Seller's Group Company, whether under a provision of applicable law, insurance policy or otherwise howsoever;

     9.4.4 if a Buyer's Group Company fails to act in accordance with Clause 9.7 in connection with the matter giving rise to the Warranty Claim;

     9.4.5 to the extent that the matter giving rise to the Warranty Claim was:

          (a) taken into account in computing the amount of an allowance, provision or reserve in the Accounts or was specifically referred to in the Accounts or in the notes to the Accounts; or

          (b) not so taken into account or referred to, in accordance with generally accepted accounting principles;

     9.4.6 to the extent of the amount by which a liability (including a provision against liabilities) included in the Accounts is overstated.

9.5 The Buyer is not entitled to recover more than once in respect of any one matter giving rise to a Relevant Claim.

9.6 If in respect of any one matter a Relevant Claim may be made under the Warranties and under the Tax Deed, then to the extent that the Relevant Claim is satisfied under the Warranties, an amount payable under the Tax Deed in respect of the same matter is reduced accordingly and vice versa.

9.7 If a Buyer's Group Company becomes aware of a matter which might give rise to a Warranty Claim:

     9.7.1 the Buyer shall promptly give written notice to the Seller of the matter and/or the Assessment and shall consult with the Seller with respect to the matter;

     9.7.2 the Buyer shall, and shall ensure that each Buyer's Group Company will, provide to the Seller and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within each Buyer's Group Company's power or control for the purposes of investigating the matter and/or the Assessment and enabling the Seller to take the action referred to in paragraph 9.7.4(a)(i);

     9.7.3 the Seller (at its cost) may take copies the documents or records, and photograph the premises or assets, referred to in paragraph 9.7.2;

     9.7.4 the Buyer shall and shall ensure that each Buyer's Group Company will:

          (a) take any action and institute any proceedings, and give any information and assistance, as the Seller may reasonably request to:

               (i) avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or, in the case of a Tax Claim, postpone any Tax concerned; or

               (ii) enforce against a person (other than the Seller) a Buyer's
                    Group Company's rights in relation to the matter; and

          (b) in connection with proceedings related to the matter (other than against the Seller) use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of the proceedings, and in each case on the basis that the Seller shall fully indemnify, and keep indemnified, each Buyer's Group Company on demand against all costs incurred as a result of a request or nomination by the Seller;

     9.7.5 the Buyer shall not, and shall ensure that no Buyer's Group Company will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed); and

     9.7.6 the Buyer shall take all reasonable action to mitigate any loss suffered by it or any member of the Buyer's Group in respect of a matter giving rise to a Relevant Claim;

9.8 If the Seller pays to the Buyer an amount in respect of a Relevant Claim and the Buyer or the Company subsequently recovers or is or becomes entitled to recover from another person an amount which is referable to the matter giving rise to the Relevant Claim, the Buyer shall promptly notify the Seller and, if relevant, shall (at the cost of the Seller) procure that the Company shall take such action as the Seller may reasonably require to enforce the recovery against the person in question; and

     9.8.1 if the Seller has already paid an amount in satisfaction of a Relevant Claim and the amount paid by the Seller in respect of the Relevant Claim is more than the

          Sum Recovered, the Buyer shall immediately pay to the Seller the Sum Recovered;

     9.8.2 if the Seller has already paid an amount in satisfaction of a Relevant Claim and the amount paid by the Seller in respect of the Relevant Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Seller an amount equal to the amount paid by the Seller; and

     9.8.3 if the Seller has not already paid an amount in satisfaction of a Relevant Claim, the amount of the Relevant Claim for which the Seller would have been liable shall be reduced by and to the extent of the Sum Recovered.

9.9 For the purposes of Clause 9.8, "SUM RECOVERED" means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less any Tax computed by reference to the amount recovered from the person payable by a Buyer's Group Company and less all costs incurred by a Buyer's Group Company in recovering the amount from the person.

9.10 Nothing in Schedule 3 restricts or limits the Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Warranty Claim.

9.11 If at any time after the date of this Agreement the Seller wants to insure against its liabilities in respect of Relevant Claims, the Buyer shall (at the Seller's cost) provide any information as a prospective insurer may reasonably require before effecting the insurance.

9.12 The Buyer shall, and shall ensure that the Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Relevant Claim.

9.13 Nothing in Clause 9 shall have the effect of limiting or restricting any liability of the Seller in respect of a Relevant Claim arising as a result of any fraud, wilful misconduct or wilful concealment.

9.14 The limitations in clause 3.2 of the Tax Deed shall apply to any Tax Claim.

10.  THE BUYER'S WARRANTIES AND UNDERTAKINGS

10.1 The Buyer and the Buyer's Guarantors severally warrant to the Seller that:

     10.1.1 each of the Buyer and the Buyer's Guarantors has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise their rights and perform their respective obligations under the Transaction Documents to which it is a party; and

     10.1.2 the Buyer and the Buyer's Guarantors' obligations under the Transaction Documents are, or when the Transaction Documents are executed will be, enforceable in accordance with their respective terms, except as such enforceability may be

          (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights; and

          (b)  subject to general principles of equity; and

     10.1.3 the execution and delivery of, and the performance by the Buyer or the Buyer's Guarantors of their respective obligations under the Transaction Documents to which it is a party will not:

          (a) result in a breach of any provision of the memorandum of association or bye-laws of the Buyer or the Buyer's Guarantors;

          (b) result in a breach of, or constitute a default under, any instrument to which the Buyer is a party or by which the Buyer or the Buyer's Guarantors is bound;

          (c) result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer or the Buyer's Guarantors is a party or by which the Buyer or the Buyer's Guarantors is bound; or

          (d) require the consent of its shareholders or of any other person (other than the FSA.)

10.2 With effect from Completion, the Buyer shall use its best endeavours to ensure that all correspondence, discussions, or other communications emanating from the Company, the Buyer or a Buyer's Group Company in respect of the Company shall clearly reflect the change of Company name as referred to in paragraph 1.1.4 of Schedule 2 to this Agreement. Nothing in this Clause shall restrict the Company, the Buyer or Buyer's Group Company from using the name "Aioi Insurance Company of Europe Limited" after such name change in returns to the FSA after Completion and in order to reasonably deal with the administration of any insurance business written before Completion in so far and to the extent such use of the name "Aioi Insurance Company of Europe Limited" is reasonably necessary.

10.3 The Buyer undertakes to the Seller for itself and as agent and trustee for each other Seller's Group Company that (in the absence of fraud) the Buyer:

     10.3.1 has no right against; and

     10.3.2 may not make any claim against,

     any employee, director, agent, officer or adviser of any member of the Seller's Group on whom it may have relied before agreeing to any term of, or entering into, the Transaction Documents or any other agreement or document referred to herein.

11.  COMMUTATION OF QUOTA SHARE AGREEMENTS

11.1 The Buyer and the Seller have in principle agreed that the Quota Share Agreements are to be commuted in accordance with the Commutation Agreement. It is, however, recognised that any commutation of the Quota Share Agreements will constitute financial assistance as contemplated in section 151 of the Act. In order to endeavour to give effect to the intention of the Buyer and the Seller and to ensure that the Company only enters into the Commutation Agreement if it is lawful for it to do so under the Act, the Buyer and the Seller have agreed to the remaining provisions of this Clause 11.

11.2 Subject to Clause 11.3, as soon as reasonably practicable following Completion, the Buyer shall (and the Buyer's Guarantors undertake to use their reasonable endeavours to procure that the Buyer shall) deliver to the Seller the Commutation Agreement duly executed by the Company.

11.3 The Buyer's obligation under Clause 11.2 is subject to:

     11.3.1 the Company (or if applicable, its holding company) and the Company's directors being able to and having complied with the provisions of sections 155 to 158 of the Act in respect of the financial assistance contemplated in Clause 11.1; and

     11.3.2 upon request by the Seller, deliver to it such evidence as is reasonably satisfactory to the Seller of the Company's compliance with sections 155 to 158 of the Act.

12.  BUYER'S GUARANTORS

12.1 The Buyer's Guarantors irrevocably and unconditionally and jointly and severally guarantee to the Seller the due and punctual performance of the obligation of the Buyer to pay to the Seller L50,000,000 in cash on account of the Consideration payable under Clause 2.2 at Completion. The Buyer's Guarantors' obligations under this Clause 12.1 are primary obligations and not those of a mere surety.

12.2 The Buyer's Guarantors are only a party to this Agreement for the purpose of this Clause 12.

13.  CONFIDENTIAL INFORMATION

13.1 The Seller undertakes to the Buyer, for itself and as agent and trustee for the Company, that before and after Completion the Seller shall:

     13.1.1 not use or disclose to any person Confidential Information it has or acquires;

     13.1.2 make every effort to prevent the use or disclosure of Confidential Information; and

     13.1.3 ensure that each Seller's Group Company complies with Clauses 13.1.1 and 13.1.2.

13.2 Clause 13.1 does not apply to disclosure of Confidential Information:

     13.2.1 to a director, officer or employee of the Buyer, a Buyer's Group Company, or of the Company whose function requires him to have the Confidential Information;

     13.2.2 required to be disclosed by law or by a governmental authority or other authority with relevant powers to which the Seller is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall so far as is practicable be made after consultation with the Buyer and after taking into account the Buyer's reasonable requirements as to its timing, content and manner of making or despatch; or

     13.2.3 to an adviser for the purpose of advising the Seller in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that Clause 13.1 applies to the disclosure by the adviser.

14.  ANNOUNCEMENTS

14.1 Subject to Clause 14.2, neither party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party's written consent, which may not be unreasonably withheld or delayed.

14.2 Clause 14.1 does not apply to a public announcement, communication or circular:

     14.2.1 made or sent by the Buyer after Completion to a customer, client or supplier of the Company informing it of the Buyer's purchase of the Shares; or

     14.2.2 required by law, by a rule of a listing authority by which either party's shares are listed, a stock exchange on which either party's shares are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

15.  COSTS

     Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement each document referred to in it.

16.  GENERAL

16.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

16.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

16.3 The rights and remedies of each party contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

16.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

16.5 If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the rate of four per cent. per annum above the base rate of National Westminster Bank plc (whether before or after judgment). Interest accrues and is payable from day to day.

16.6 All payments made by the Seller in respect of a Relevant Claim shall be made gross, free of right of counterclaim or set off and without deduction or withholding of any kind other than any deductions or withholding required by law.

16.7 If the Seller makes a deduction or withholding required by law from a payment in respect of a Relevant Claim (other than interest), the sum due from the Seller shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Buyer receives a sum equal to the sum it would have received had no deduction or withholding been made.

16.8 If any payment in respect of a Relevant Claim (other than interest) will be or has been subject to Tax the Seller shall on demand from the Buyer pay to the Buyer the amount (after taking into account Tax payable in respect of the amount) that will ensure that the Buyer receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

16.9 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

17.  ENTIRE AGREEMENT

17.1 This Agreement constitutes the entire agreement and supersedes any previous agreements between the parties relating to the subject matter of this Agreement.

17.2 Nothing in this Clause 17 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

18.  ASSIGNMENT

     Unless it first obtains the written consent of the other party to this Agreement, such consent not to be unreasonably withheld or delayed, neither party may assign, transfer or sub-contract or purport to assign, transfer or sub-contract any right or obligation under this Agreement.

19.  NOTICES

19.1 A notice or other communication under or in connection with this Agreement (a "NOTICE") shall be:

     19.1.1 in writing;

     19.1.2 in the English language; and

     19.1.3 delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in Clause 19.3 or to another address, person, or fax number specified by that party by not less than 7 Business Days' written notice to the other party received before the Notice was despatched.

19.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

     19.2.1 delivered personally, when left at the address referred to in Clause 19.1.3;

     19.2.2 sent by mail, except air mail, two Business Days after posting it;

     19.2.3 sent by air mail, six Business Days after posting it; and

     19.2.4 sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

19.3 The address referred to in Clause 19.1.3 is:

NAME OF PARTY   ADDRESS                   FACSIMILE NO.      MARKED FOR THE ATTENTION OF
-------------   -------                   -------------      ---------------------------
THE SELLER      1st Floor, 50 Mark Lane   +44 20 7977 0627   The Managing Director of Aioi
                London                                       Motor and General Insurance
                EC3R 7QR                                     Company of Europe Limited

THE BUYER       Windsor Place             +1 441 296 7319    Richard Harris, Director
                18 Queen Street
                Hamilton HM11
                Bermuda

20.  GOVERNING LAW AND JURISDICTION

20.1 This Agreement is governed by English law.

20.2 The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "DISPUTE") including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity. Accordingly, the Buyer and/or the Seller may only take proceedings relating to a Dispute ("PROCEEDINGS") in the courts of England.

20.3 The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

20.4 The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the Buyer and/or the Seller in accordance with this Clause 20. These documents may, however, be served in any other manner allowed by law. This Clause applies to all Proceedings wherever started.

20.5 The Buyer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the Seller's Solicitors on its behalf. These documents may, however, be served in any other manner allowed by law. This Clause applies to Proceedings in England and to Proceedings elsewhere.

20.6 The Seller agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the Seller's Solicitors on its behalf. These documents may, however, be served in any manner allowed by law. This Clause applies to Proceedings in England and to Proceedings elsewhere.

21.  GOVERNING LANGUAGE

21.1 This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

21.2 Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a party to any other party under or in connection with this Agreement shall be:

     21.2.1 in English; or

     21.2.2 if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.

21.3 The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to Clause 21.2.2.

22.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

                                   SCHEDULE 1

                          INFORMATION ABOUT THE COMPANY

                                   THE COMPANY

1.   Registered number: 1272965

2.   Place of incorporation: England and Wales

3.   Address of registered office: 1st Floor, 50 Mark Lane, London, EC3R 7QR

4.   Type of company: Private company limited by shares

5.   Principle Business: Non-life insurance/reinsurance

6.   Authorised share capital: L200,000,000

7.   Issued share capital: L156,000,000

8. Directors: Nigel John Antony Howard-Jones, Ronald Alfred Iles, Katsuya Kimura, Masanobu Kobayashi, Dr Werner Schimming, Serge Michel Philippe Osouf

9.   Secretary: Nigel Loxton-Read

10.  Accounting reference date: 31 December

11.  Auditors: Ernst & Young LLP

                                   SCHEDULE 2

                             COMPLETION REQUIREMENTS

1.   SELLER'S OBLIGATIONS

1.1  At Completion the Seller shall deliver to the Buyer:

     1.1.1 evidence in a form reasonably satisfactory to the Buyer (by way of a certificate of the Seller's Solicitors or otherwise):

          (b)  of satisfaction of the Condition set out in Clause 3.1.2; and

          (c) of transfer or sale (as the case may be) of the Company's entire shareholding in the Subsidiary Undertaking and the Associate Company;

     1.1.2 duly executed transfer(s) in respect of the Shares to the Buyer or its nominee(s) and the share certificate(s) for the Shares;

     1.1.3 as evidence of the authority of each person executing a document referred to in this Schedule on the Seller's behalf:

          (a) a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

          (b)  a copy of the power of attorney conferring the authority,

          in each case certified to be true by a director or the secretary of the Seller;

     1.1.4 a copy of a shareholders' resolution of the Seller changing the Company name to Brampton Insurance Company Limited with effect from the Completion Date;

     1.1.5 an irrevocable power of attorney in the agreed form duly executed by the Seller and any other registered owner of the Shares in favour of the Buyer or its nominee(s) to enable the Buyer (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

     1.1.6 any waiver, consent, release or other document necessary to give the Buyer or its nominee(s) full legal and beneficial ownership of the Shares;

     1.1.7 the common seal (if any) of the Company; each register, minute book and other book required to be kept by the Company under the Act made up to the Completion Date; and each certificate of incorporation and certificate of incorporation on change of name for the Company;

     1.1.8 the Tax Deed duly executed by the Seller;

     1.1.9 a copy of a letter to the Company from its auditors resigning their office with effect from Completion and containing the statement referred to in section 394 of the Act, the original of the letter having been deposited at the registered office of the Company;

     1.1.10 resignations from each director and secretary of the Company expressed to take effect from the end of the meeting held pursuant to paragraph 1.2;

     1.1.11 a copy of each bank mandate of the Company and copies of statements of each bank account of the Company made up to a date not earlier than two Business Days before the Completion Date;

     1.1.12 evidence in a form satisfactory to the Buyer that the Company has been released from:

               (i) the charge created by the Company on 12 July 1996 in favour of The Secretary of State for Health over freehold property in Bexhill-on-Sea, title numbers SX36275 and ESX70659;

               (ii) the charge created by the Company on 15 November 2001 pursuant to a rent deposit deed between the Company and AD (Mark Lane) Nominee Limited (as trustee for Allied Dunbar Assurance plc); and

               (iii) the charge created by the Company on 1 November 1993 pursuant to a Memorandum of Deposit and Charge and Escrow Agreement in favour of Pool Reinsurance Company Limited securing the payment of all amounts which may become payable under the terms of the Deed Supplemental to Risk Excess of Loss Reinsurance Agreement dated 1 November 1993.

     1.1.13 evidence in a form satisfactory to the Buyer that debts and accounts between the Company and any Seller's Group Company have been fully paid; and

     1.1.14 the Letter of Credit duly executed/issued by the Seller and Citibank International plc;

     1.1.15 evidence in a form satisfactory to the Buyer (by way of signed stamped stock transfer form) of the transfer of the shares held by the Company in the Subsidiary Undertaking to Aioi Motor and General or any other third party nominated for that purpose by the Seller and/or the Company;

     1.1.16 the Deed of Variation to the Transfer Agreement duly executed by the Company and Aioi Motor and General;

     1.1.17 the LoC Supplemental Governance Deed duly executed by the Seller;

     1.1.18 evidence in a form satisfactory to the Buyer of the transfer of the land situated at the west side of Cranleigh Close, Bexhill-on-Sea, East Sussex registered at the Land Registry with title absolute under title number ESX70659 to Aioi Motor and General;

     1.1.19 a list of the Non-Transferring Business, Non-Transferring Policies, Non-Transferring Policy Records and Non-Transferring Records in the form set out in Schedule 5 made up to a date five Business Days prior to Completion;

     1.1.20 the Substitution of capital support arrangement and duration of the Letter of Credit duly executed by the Seller; and

     1.1.21 the Security Charge duly executed by the Seller.

1.2 The Seller shall ensure that at Completion a meeting of the board of directors of the Company is held at which the directors:

     1.2.1 vote in favour of the registration of the Buyer or its nominee(s) as member(s) of the Company in respect of the Shares (subject to the production of properly stamped transfers);

     1.2.2 change the Company's registered office to St Paul's House, Warwick Lane, London, EC4P 4BN;

     1.2.3 change the Company's name to Brampton Insurance Company Limited;

     1.2.4 appoint David Michael Rocke, Nicholas Andrew Packer, Stephen David Aldous and Atsushi Ikeda as directors and Cornhill Secretaries Limited as secretary;

     1.2.5 with effect from the end of the meeting, authorise the secretary to notify the amendment or revocation of all existing instructions, bank mandate forms and authorities to the Company's bankers, investment manager and custodian bank, and their replacement with alternative instructions, bank mandate forms and authorities in such form as the Buyer may require; and

     1.2.6 accept the resignations of each director and secretary so as to take effect from the end of the meeting.

2.   BUYER'S OBLIGATIONS

     At Completion the Buyer shall deliver to the Seller;

2.1 a certified copy of the notice of approval from the FSA in satisfaction of the Condition set out in Clause 3.1.1 and written confirmation from the Buyer of satisfaction of the Conditions set out in Clause 3.1.3 and Clause 3.1.4;

2.2  the Tax Deed duly executed by the Buyer; and

2.3  the Loan Note duly executed by the Buyer;

2.4 the LoC Supplemental Governance Deed duly executed by the Buyer and Castlewood;

2.5  the Security Charge duly executed by the Buyer;

2.6 the Deed of Variation to the Transfer Agreement duly executed by Castlewood;

2.7 the Substitution of capital support arrangement and duration of the Letter of Credit duly executed by the Buyer and Castlewood; and

2.8 as evidence of the authority of each person executing a document referred to in this Schedule on the Buyer's behalf:

     (a) a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

     (b)  a copy of the power of attorney conferring the authority,

     in each case certified to be a true copy by a director or the secretary of the Buyer.

                                   SCHEDULE 3

                                   WARRANTIES

                                TABLE OF CONTENTS

NO.  SUBJECT MATTER

1.   Capacity and Authority

2.   Shares

3.   Non-Transferring Business and Non-Transferring Business Policy Records

4.   Accounts

5.   Changes since the Last Accounting Date

6.   Tax

7.   Intellectual Property

8.   Employees

9.   Real Property

10.  Agreements

11.  Insurance

12.  Effect of Sale

13.  Liabilities

14.  Insolvency, Winding up etc.

15.  Litigation and Compliance with Law

16.  Insider Agreements

17.  Data Protection

18.  Constitution, Registers and Returns

19.  Pensions

1.   CAPACITY AND AUTHORITY

1.1  INCORPORATION AND EXISTENCE

     The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

1.2  RIGHT, POWER, AUTHORITY AND ACTION

     1.2.1 The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed at or before Completion.

     1.2.2 The Company has the right, power and authority to conduct its business as conducted at the date of this Agreement.

1.3  BINDING AGREEMENTS

     1.3.1 The Seller's obligations under the Transaction Documents and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

     1.3.2 The execution and delivery of, and the performance by the Seller of its obligations under Transaction Documents to which it is a party will not:

          (a) result in a breach of any provision of the memorandum or articles of association of the Seller;

          (b) result in a breach of, or constituted to fault under, any instrument which the Seller is a party or by which the Seller is bound;

          (c) result in a breach of any order, judgment or degree of any court or governmental agency to which the Seller is a party or by which the Seller is bound; or

          (d)  require the consent of its shareholder or of any other person.

2.   SHARES

2.1  THE SHARES

     2.1.1 The Seller is the sole legal and beneficial owner of the Shares.

     2.1.2 The Shares comprise the whole of the Company's allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

     2.1.3 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

     2.1.4 Other than as set out in this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

2.2  SUBSIDIARY UNDERTAKINGS/ASSOCIATE COMPANIES

     2.2.1 As at the date of this Agreement the Company does not have any subsidiary undertakings or associated companies.

     2.2.2 The Company has no interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person.

3.   NON-TRANSFERRING BUSINESS AND NON-TRANSFERRING BUSINESS POLICY RECORDS

3.1 The Non-Transferring Business Records and the Non-Transferring Policy Records are materially up to date, sufficient to run the Non-Transferring Business, are in the Company's possession or under its control and are materially completed in accordance with all applicable law and regulations in the UK for records of general insurance companies.

3.2 The information set out in Schedule 5 is true and accurate and not misleading.

4.   ACCOUNTS

4.1  GENERAL

     4.1.1 The Accounts have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the UK.

     4.1.2 The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Last Accounting Date and of the profits and losses of the Company for the financial year ended on the Last Accounting Date.

     4.1.3 The Company's accounting records are up-to-date, in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the UK.

     4.1.4 No change in accounting policies have been made in preparing the accounts of the Company for each of the three financial years of the Company ended on the Last Accounting Date, except as stated in the audited balance sheet and profit and loss accounts for those years.

4.2  DEBTS AND LIABILITIES

     The Accounts fully disclose and provide adequately for all bad and doubtful debts, all liabilities (actual, contingent or otherwise) and all financial commitments existing at the Last Accounting Date.

4.3  EXTRAORDINARY AND EXCEPTIONAL ITEMS

     The results shown by the audited profit and loss account of the Company for each of the three financial years of the Company ended on the Last Accounting Date have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

4.4  DEPRECIATION

     4.4.1 The bases and rates of depreciation and amortisation used in the Accounts were the same as those used in the audited accounts of the Company for the two preceding financial years.

     4.4.2 The rates of depreciation and amortisation used in the audited accounts of the Company for the three financial years of the Company ended on the Last Accounting Date were sufficient to ensure that each fixed asset of the Company will be written down to nil by the end of its useful life.

4.5  MANAGEMENT ACCOUNTS

     The Management Accounts have been properly prepared on a basis consistent with each other and with the Accounts.

4.6  ACCOUNTING RECORDS

     The Company's accounting records are up-to-date, in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the UK.

5.   CHANGES SINCE THE LAST ACCOUNTING DATE

     Since the Last Accounting Date:

5.1 the Non-Transferring Business has been operated in the ordinary and usual course so as to maintain it as a going concern;

5.2 there has been no material adverse change in the financial or trading position or prospects of the Non-Transferring Business;

5.3 no material change has occurred in the assets and liabilities used in or relating to the Non-Transferring Business shown in the Accounts and there has been no reduction in the value of the net tangible assets of the Company used in or relating to the Non- Transferring Business on the basis of the valuations used in the Accounts;

5.4 the Company has not, other than in the ordinary and usual course of its business assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) or acquired or disposed of, or agreed to acquire or dispose of an asset of the Non-Transferring Business;

5.5  the Company has not factored, sold or agreed to sell a debt;

5.6  the Company has not, in relation to the Non-Transferring Business:

     5.6.1 made, or agreed to make, capital expenditure exceeding in total L50,000; or

     5.6.2 incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total L50,000;

5.7 the Non-Transferring Business has not been materially and adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses and to the best of the Seller's knowledge, information and belief, no fact or circumstance exists which might have a material and adverse effect on the Non-Transferring Business;

5.8 the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act) except as provided in the Accounts;

5.9  no resolution of the shareholder of the Company has been passed;

5.10 the Company has not changed its accounting reference period; and

5.11 the Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

6.   TAX

6.1 The Company has maintained all records and made all returns, notifications and computations required for Tax purposes. All Tax returns of the Company have been made on a proper basis and are materially correct and no Tax Authority disputes, or (so far as the Seller is aware) is likely to dispute, any of them.

6.2 The Company has paid all Tax that it has been liable to pay and is not, and has not been, liable to pay any penalty, fine, surcharge or interest in connection with Tax.

6.3 The Company has deducted and accounted for all amounts that it has been obliged to deduct in respect of Tax and the Company has made all payments required to be made in respect of National Insurance Contributions.

6.4 During the three years ending on the date of this agreement, the Company has not been subject to any audit, investigation, discovery or access order by any Tax Authority.

6.5 So far as the Seller is aware, the Company's records enable it to calculate the Tax liability or relief that would arise on a disposal of each asset owned by it at the Last Accounting Date, or acquired by it since the Last Accounting Date.

6.6 So far as the Seller is aware, the Company is not, and has not been a party to, any transaction or arrangement involving the actual or deemed acquisition, disposal or supply of any asset, goods, service or facility of any nature, for a consideration deemed for any Tax purpose to differ from the actual consideration (if any) paid or received by the Company.

6.7 So far as the Seller is aware, the Company will not become liable to Tax under section 179 of the TCGA, paragraphs 3, 4A, 9 or 11 of Schedule 7 to the Finance Act 2003, or section 111 or 113 of the Finance Act 2002 as a result of the execution of this Agreement or Completion.

6.8 The Company is and has always been resident for Tax purposes only in the jurisdiction in which it is incorporated.

6.9 So far as the Seller is aware, the Company is not liable to be assessed in respect of any Tax chargeable primarily against or attributable to another person.

6.10 The Company is not and has not at any time been a close company within the meaning of section 414 and section 415 of ICTA.

6.11 The Company is a taxable person duly registered for the purposes of the VATA.

6.12 The Company does not own any capital items, the input tax on which may be adjusted, in accordance with Part XV of the Value Added Tax Regulations 1995.

6.13 Neither the Company, nor any company of which the Company is a relevant associate (within the meaning of paragraph 3(7) of Schedule 10 to the VATA) has elected, intends to elect, or is obliged to elect, to waive exemption under paragraph 2 of Schedule 10 to the VATA in relation to any land or buildings.

6.14 So far as the Seller is aware, all documents by virtue of which the Company has any right have been duly stamped.

6.15 The Company has not taken an assignment of a lease and has not been granted a lease in circumstances where the grant was exempt from stamp duty land tax.

6.16 The Company is not involved (and has not in the last 6 years been involved) in a material dispute with, nor subject to an investigation by, any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official including, without limitation, the Inland Revenue and HM Customs & Excise in relation to a matter likely to materially adversely financially affect the Company following the Transfer Date.

6.17 The Company has complied in all material respects with the provisions of the VATA and with all statutory requirements, regulations, orders, provisions, directions or conditions relating to value added tax, including the terms of any agreement reached with the Commissioners of Customs & Excise and has maintained full, complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof and has preserved such records, invoices and other documents in such form and for such periods as are required by the relevant legislation.

6.18 The Disclosure Letter sets out full details of all current formal written agreements or arrangements between the Company and the Inland Revenue, HM Customs & Excise, the Department of Social Security and any other relevant tax authority under which the Company is entitled to be taxed on a non-statutory basis.

6.19 The Disclosure Letter sets out full details of any inquiry, investigation or assessment (including the consequences thereof) by the Commissioners of Customs & Excise within three years prior to the date hereof into or affecting the payment of VAT in respect of the Company.

6.20 The Company is not and has not in the last six years been subject to Tax in any jurisdiction other than the UK, France, Germany, Belgium, Norway and the Netherlands.

6.21 The Accounts reserve in accordance with applicable accounting standards, principles and practices generally accepted in the UK for all deferred liabilities to Tax.

7.   INTELLECTUAL PROPERTY

7.1 The Company is not the legal or beneficial owner of any registration, or application for registration, in respect of any Intellectual Property.

7.2 So far as the Seller is aware, none of the activities of the Company infringes or makes unauthorised use or disclosure of, or has in the preceding 30 months infringed or made unauthorised use or disclosure of, any third party rights in Intellectual Property. No claims or allegations concerning any such infringement or unauthorised use have been made to the Company in the preceding 30 months.

7.3 The Company has not granted and is not obliged to grant any licence, sub-licence, assignment, charge, mortgage or other right, or has been granted any licence, sub-licence or other rights in respect of any of the Intellectual Property Rights.

7.4 So far as the Seller is aware, no third party is infringing or making unauthorised use or disclosure of, or has in the preceding three years infringed or made unauthorised use or disclosure of any of the Intellectual Property Rights. No claims or allegations concerning any such infringement or unauthorised use or disclosure have been made by the Company (or, in connection with the Non-Transferring Business, any other person) in the preceding 30 months.

7.5 The Intellectual Property Rights and the Company's ownership, licence or rights in them will not be adversely affected by the transaction contemplated by this Agreement.

7.6 The Company either legally and beneficially owns or has a licence to use all the Intellectual Property necessary for the Company to operate its business as it has been operated before the date of this Agreement and to fulfil any existing plans or proposals.

7.7 The Company does not use or operate its business under a name other than its corporate name.

7.8 So far as the Seller is aware, no third party has registered or uses any domain name which is identical or confusingly similar to any trade mark (whether or not registered) or name used by the Company.

8.   EMPLOYEES

     The Seller warrants to the Buyer that as of Completion the Company has no employees.

9.   REAL PROPERTY

9.1 As at Completion, the Company does not have any estate or interest in or any right or liability in respect of any Property.

9.2 The Company has no liability arising out of the conveyance, transfer, lease, tenancy, licence, agreement or other document relating to the land, premises or an interest in land or premises.

10.  AGREEMENTS

10.1 Validity of agreements

     Other than in respect of the Reinsurance Agreements:

     10.1.1 to the best of the Seller's knowledge, information and belief, no fact or circumstances exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement, arrangement or obligation to which the Company is a party and which relates to the Non-Transferring Business. No party with whom the Company has entered into such an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim the agreement, arrangement or obligation; and

     10.1.2 neither the Company nor any party with whom the Company has entered into an agreement, arrangement or obligation relating to the Non-Transferring Business is in material breach of the agreement, arrangement or obligation. To the best of the Seller's knowledge, information and belief, no fact or circumstances exist which might give rise to a breach of this type.

10.2 In connection with the Non-Transferring Business, the Company is not a party to, and is not liable under, a long-term, onerous or unusual agreement, arrangement or obligation including, without limitation:

     10.2.1 an agreement, arrangement or obligation entered into other than in the usual course of its business;

     10.2.2 an agreement, arrangement or obligation entered into other than by way of a bargain at arm's length;

     10.2.3 an agreement, arrangement or obligation restricting the Company's freedom to operate the whole or part of the Non-Transferring Business or to use or exploit any of its assets;

     10.2.4 a sale or purchase, option or similar agreement, arrangement or obligation affecting an asset owned, occupied, possessed or used by the Company or by which the Company is bound; or

     10.2.5 a material agreement, arrangement or obligation with which the Company cannot comply on time or without undue or unusual expenditure of money or effort.

10.3 The Company is not a member of a joint venture.

11.  INSURANCE

11.1 POLICIES

     The Disclosure Letter contains copies of current insurance and indemnity policies (excluding contracts of reinsurance) in respect of which the Company has an interest as beneficiaries (the "Policies").

11.2 Each of Policies is valid and enforceable and is not void. The Company has not done anything or omitted to do anything, and as far as the Seller is aware there is nothing, which might:

     (a)  make any of the Policies void or voidable; or

     (b) prejudice the ability to effect the insurance on the same or better terms in the future.

11.3 No insurers under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies.

11.4 None of the Policies contain any provisions as to change of control or ownership of the insured.

11.5 No insurer has ever cancelled or refused to accept or continue any insurance in relation to the Company.

11.6 CLAIMS

     11.6.1 No single claim (over L50,000) is outstanding under any of the Policies, nor has any event occurred which might give rise to a single claim (over L50,000) which has not been notified to insurers.

     11.6.2 None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, any claim (in whole or in part) under the Policies and nothing has been done or omitted to be done which might entitle an insurer to make such refusal.

11.7 PREMIUMS

     11.7.1 All premiums which are due under the Policies have been paid under the terms of the Policies.

     11.7.2 The Company has not received written notice that it has done anything or omitted to do anything which might result in an increase in the premium payable in respect of any of the Policies.

12.  EFFECT OF SALE

     In respect of the Non-Transferring Business and except in consequence of or arising from the Scheme or the Reinsurance Agreements, neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will result in the Company losing the benefit of an asset, grant, right or privilege which it enjoys at the date of this Agreement or will:

     12.1.1 conflict with;

     12.1.2 result in a breach of;

     12.1.3 give rise to an event of default under;

     12.1.4 require the consent of a person under;

     12.1.5 enable a person to terminate; or

     12.1.6 relieve a person from an obligation under,

     any agreement or arrangement to which the Company is a party or any legal or administrative requirement by which the Company is bound.

13.  LIABILITIES

13.1 INDEBTEDNESS

     Except as disclosed in the Accounts or in the Disclosure Letter, the Company does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

13.2 GUARANTEES AND INDEMNITIES

     13.2.1 The Company is not a party to and is not liable under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligations.

     13.2.2 No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.

13.3 No event has occurred or has been alleged to have occurred which:

     13.3.1 constitutes an event of default or otherwise gives rise to an obligation to repay, under an agreement related to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

     13.3.2 will lead to an Encumbrance constituted or created in connection with borrowing, or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

14.  INSOLVENCY, WINDING UP ETC.

14.1 WINDING UP AND ADMINISTRATION

     No order has been made, petition presented or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company and no administration order has been made in respect of the Company.

14.2 RECEIVERSHIP

     No receiver or receiver and manager has been appointed of the whole or part of the Company's business or assets.

14.3 VOLUNTARY ARRANGEMENTS

     No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of the Company.

14.4 INSOLVENCY

     The Company is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

14.5 UNSATISFIED JUDGMENTS

     There is no unsatisfied judgment or court order outstanding against the Company.

14.6 PAYMENT OF DEBTS

     The Company is able to pay its debts as they fall due.

14.7 STRIKING OUT

     No action is being taken by the Registrar of Companies to strike the Company off the Register under section 652 of the Act.

14.8 UNDERVALUE/PREFERENCE

     The Company has not at any time during the two years immediately prior to the date of this Agreement:

     14.8.1 entered into a transaction with any person at an undervalue (as referred to in section 238(4) of the Insolvency Act 1986); or

     14.8.2 been given a preference by any person (as referred to in section 239(4) of the Insolvency Act 1986).

15.  LITIGATION AND COMPLIANCE WITH LAW

15.1 Neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is, so far as the Company is aware, involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding. No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

15.2 To the best of the Seller's knowledge, information and belief, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving the Company or a person for whose acts or defaults the Company may be vicariously liable.

15.3 There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company or a person for whose acts or defaults the Company may be vicariously liable.

15.4 The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal, regulatory and administrative requirements.

15.5 Save as disclosed in the Disclosure Letter, there is not and has not been any governmental or other investigation, enquiry or disciplinary proceeding concerning the Company and none is pending or threatened. To the best of the Seller's knowledge, information and belief, no fact or circumstance exists which might give rise to an investigation, enquiry or proceeding of that type.

16.  INSIDER AGREEMENTS

     There is not and during the three years ending on the date of this Agreement, there has not been any agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which the Seller, a director or former director of the Company or a person connected with any of them is or was interested in any way for this purpose, "CONNECTED" has the meaning given by section 839 of the Taxes Act, except that in construing section 839 "CONTROL" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires.

17.  DATA PROTECTION

17.1 The Company has in all material respects at all times complied with the Data Protection Act 1984, the Data Protection Act 1998, the Telecommunications (Data Protection and Privacy) Regulations 1999, Part I of the Regulation of Investigatory Powers Act 2000 and all other applicable laws and regulations regulating data protection, privacy or the recording, monitoring or interception of communications (the "DATA PROTECTION LAWS"). Particulars of the Company's registration or notification under the Data Protection Act 1998 are set out in the Disclosure Letter.

17.2 The Company has not received any written communication from the Information Commissioner or any other data protection or privacy authority with competent authority over the Company's data processing activities, indicating that he or she is investigating an allegation that the Company is in material breach of the Data Protection Laws or that he or she proposes to take, or is considering taking, enforcement action under any of the Data Protection laws.

18.  CONSTITUTION, REGISTERS AND RETURNS

18.1 CONSTITUTION

     The Company is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

18.2 REGISTERS ETC.

     Each register, minute book and other book which the Act requires the Company to keep has been properly kept and contains a complete and accurate record of the matters which it is required by the Act to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

18.3 RETURNS ETC.

     Save as disclosed in the Disclosure Letter, all returns, particulars, resolutions and other documents required to be delivered by the Company to the Registrar of Companies or another governmental or other authority or agency have been properly prepared and delivered.

18.4 POWERS OF ATTORNEY AND AUTHORITIES

     Save as disclosed in the Disclosure Letter, the Company has not given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

19.  PENSIONS

19.1 Neither the Company nor the Subsidiary Undertaking nor the Associate Company has ever established, sponsored, participated in or contributed to any arrangement (whether or not closed, funded or approved) for providing pensions or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any current or former director or employee of the Company, Subsidiary Undertaking or Associate Company, nor have they agreed or announced any proposal to enter into or establish any such arrangement.

19.2 The Company, the Subsidiary Undertaking and the Associate Company are exempt from any duties to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999.

                                   SCHEDULE 4
                            ACTION PENDING COMPLETION

Unless otherwise directed by, or agreed in writing with, the Buyer, or required by law or contractual obligation, the Seller shall ensure that the Company will:

1. not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

2. operate the Non-Transferring Business in the ordinary and usual way so as to maintain that business as a going concern;

3. not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, business or undertakings with a value exceeding L50,000 except:

3.1  in the ordinary and usual course of its business;

3.2  pursuant to the Scheme; and

3.3 the Company may dispose of the area of freehold land on the west side of Cranleigh Close, Bexhill-on-Sea, East Sussex registered at the Land Registry with title absolute under title numbers SX36275 and ESX70659;

4. not assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its business or pursuant to the Scheme;

5. not make, or agree to make, capital expenditure exceeding in total L50,000 (or its equivalent at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total L50,000 (or its equivalent at the time);

6.   not declare, pay or make a dividend or distribution;

7. other than in connection with or arising from the Scheme, not register any transfer of shares or other investments;

8. other than in connection with or arising from the Scheme, not acquire any shares or other interest in a body corporate;

9.   not participate in any partnership or joint venture;

10.  not establish a subsidiary or subsidiary undertaking;

11.  not borrow any money or obtain any advance or credit;

12.  not pass a shareholder's resolution;

13. not make a claim under section 152 or 153 of TCGA which affects an asset owned by the Company;

14. not create, or agree to create or amend, an Encumbrance over the Shares or another asset or redeem, or agree to redeem, an existing Encumbrance over the Shares or another asset;

15. not enter into a long-term, onerous or unusual agreement, arrangement or obligation in each case, involving consideration, expenditure or liabilities in excess of L50,000 other than as required by the Scheme;

16. not, in relation to the Non-Transferring Business, amend or terminate a material agreement, arrangement or obligation to which it is a party or terminate any contract or commitment which is not capable of being terminated without compensation or which involves or may involve total annual expenditure of L50,000 or as required pursuant to the Scheme;

17. not amend the terms of employment or engagement of a director or other officer or provide or agree to provide a gratuitous payment or benefit to a director or officer (or any of their dependants) or employ or engage or offer to employ or engage any person other than under or in terms of the Company's standard remuneration policy;

18.  not participate in any pension scheme;

19. not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (except pursuant to facilities disclosed in the Disclosure Letter where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by the Company under those facilities);

20. not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation in relation to the Non-Transferring Business;

21. not start, settle or abandon litigation or arbitration proceedings, retain or appoint any new Counsel or legal representatives in respect of existing litigation in respect of the Non-Transferring Business in which it is engaged, or admit any liability;

22. conduct the Non-Transferring Business in all respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

23. not enter into an agreement, arrangement or obligation (whether legally enforceable or not) in which the Seller, a director or former director of the Company or a person connected with any of them is interested. For this purpose, "CONNECTED" has the meaning given by section 839 of the Taxes Act, except that in construing section 839 "CONTROL" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires;

24. except as may arise from or in connection with the Scheme, not make any non-technical liability change or write-down or disposal of assets (excluding assets held for investment purposes) in each case of an amount or value in excess of L50,000;

25. not agree to any new letters of credit other than the Letter of Credit, or increases in existing ones, in relation to the Non-Transferring Business;

26. not commit to any material changes to its IT processes or any other operational processes in relation to the Non-Transferring Business and the Non-Transferring Policies;

27. not enter into or agree to enter into any insurance contract, reinsurance contract or retrocession contract in respect of Non-Transferring Business; and

28. not deal with any of its assets held for investment purposes in relation to the Non-Transferring Business and the Non-Transferring Policies.

                                   SCHEDULE 5
  NON-TRANSFERRING BUSINESS, NON-TRANSFERRING POLICIES, NON-TRANSFERRING POLICY
                      RECORDS AND NON-TRANSFERRING RECORDS

INWARDS

-    Type (eg Fac/Direct)

-    Class (eg Public/Products Liability)

-    Territory

-    Policy Reference

-    Policy Year

-    Broker

-    Cedant Name

-    Cedant Code

-    Inception Date

-    Expiry Date

-    Principal Currency

-    Limit

-    Retention

-    Signed Line

OUTWARDS

-    Type (eg Fac/Direct)

-    Class (eg Public/Products Liability)

-    Territory

-    Policy Reference

-    Policy Year

-    Broker

-    Reinsurer Name

-    Reinsurer Signed Line

-    Reinsurer Code

-    Inception Date

-    Expiry Date

-    Principal Currency

-    Limit

-    Retention

-    Reinstatement

EXECUTED by the parties:


Signed by                         )  /s/
a duly authorised                 )
representative of/for             )
and on behalf of                  )
Aioi Insurance Company Limited:   )


Signed by                         )  /s/
a duly authorised                 )
representative of/for             )
and on behalf of                  )
Hillcot Holdings Ltd:             )


Signed by                         )  /s/
a duly authorised                 )
representative of/for             )
and on behalf of                  )
Castlewood (EU) Ltd:              )


Signed by                         )  /s/
a duly authorised                 )
representative of/for             )
and on behalf of                  )
Kenmare Holdings Ltd:             )


Signed by                         )  /s/
a duly authorised                 )
representative of/for             )
and on behalf of                  )
Shinsei Bank, Limited:            )